Mail Stop 0306

May 11, 2005



Mr. Paul D. Clark
President, Chief Executive Officer and Chief Financial Officer
Bankers Store, Inc.
1535 Memphis Junction Road
Bowling Green, KY 42101

	RE:	Bankers Store, Inc.
		Form 10-KSB for the fiscal year ended May 31, 2004
		Form 10-QSB for the quarterly period ended August 31,
2004
		Form 10-QSB for the quarterly period ended November 30,
2004
		Form 10-QSB for the quarterly period ended February 28, 2005+
      File No. 000-08880

Dear Mr. Clark:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant